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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Rydex ETF Trust

Address of Principal Business Office  (No. & Street, City, State, Zip Code):

                  9601 Blackwell Road, Suite 500
                  Rockville, MD 20850

Telephone Number (including area code): 301-296-5100

Name and address of agent for service of process: The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle with copies to Albert P. Viragh, Jr., Rydex ETF Trust, 9601 Blackwell Road, Suite 500, Rockville, MD 20850 and W. John McGuire, Esq., Morgan, Lewis & Bockius LLP, 1111 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[X]  Yes [  ]  No

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Rockville, and state of Maryland on December 3rd, 2002.

                                                     Rydex ETF Trust
                                                     /s/ Albert P. Viragh, Jr.
                                                     -------------------------
                                                     Albert P. Viragh, Jr.
                                                     Initial Trustee